Exhibit 10.25

AMENDMENT N0.13 to TRADEMARK LICENSE AND TECHNICAL ASSISTANCE AGREEMENT FOR MEN’S COLLECTIONS

This amendment N 13, dated as of July 29th, 2009, is to Trademark License and Technical Assistance Agreement, dated March 4, 1998, by and between Latitude Licensing Corp. (“Licensor”) and IC ISAACS & Company L.P. (“Licensee”) and its further amendments up to Amendment N 12. Capitalized terms used herein have the meaning ascribed to them in the Agreement unless otherwise indicated.

Now, therefore, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1-	Article 1. Grant

Section 1.1 (a)  is amended:

“to manufacture and/or cause to be manufactured anywhere in the world, and to import, promote, distribute and sell within the Territory with exclusivity all men’s tops and bottoms apparel products (excluding  non apparel related accessories, underwear, bags,  footwear and leather goods (with the exception of belts), cosmetics, perfums) under the MARITHE + FRANCOIS GIRBAUD and BLUE LINE ( including LAC AGE concept) marks, as created by Licensor or an affiliate thereof. Designs might be recommended by Licensee but must be approved by Licensor under the terms of the present Agreement.

It is agreed between the Parties that LE JEAN DE and LEG END labels are excluded from the Agreement; children’s segment, Active segment (ACTLIVE label) and SPQR labels are also excluded from the Agreement.”

2-	Article 8 Advertising and Promotion

Section 8.1 is amended as follows:

“Throughout the duration of this Agreement, Licensee shall spend upon advertising of the Products throughout the Territory an annual minimum of three percent (3%) of Net Sales per Calendar Year (“The Minimum Advertising Expense”). Such obligation will apply only as from 2010, and no other Advertising and promotion payment shall be made directly to Licensor under the current Agreement. Fashion show and global advertising campaign participation from Licensee will be invested by Licensee within its Territory for operations approved by Licensor.

As from 2010, Minimum Advertising Expense  for each Calendar Year shall represent 3% of 80% of 2009 Year Net Sales ( including close out Sales).

As from 2011, Minimum Advertising Expense  for each Calendar Year shall represent the highest of either 3% of 80% of previous Calendar Year Net Sales ( including close out Sales) or 102.5% of the previous Calendar year Minimum Advertising Expense.

It is agreed by Parties that Minimum Royalties for 2011 will be calculated and paid on the basis of 80% of 2010 Net Sales ( including close out Sales).”

3-	Effective date

This Amendment is effective as of the date first written above

4-	Full force and effect

Except as expressly amended by this Amendment N13, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Amendment N13 as of the dates indicated below.

LATITUDE LICENSING CORP.		I.C ISAACS & COMPANY L.P

By:	/s/ Serge Massat	By:	/s/ Robert S. Stec

Name:	Serge Massat	Name:	Robert S. Stec

Title:	Secretary	Title:	CEO

Date:	7/29/09	Date:	7/29/09